Exhibit 99.1

Post Holdings, Inc. Reports
Results for the Third Quarter of Fiscal Year 2013
St. Louis, Missouri - August 7, 2013 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals today reported results for the fiscal quarter ended June 30, 2013. In a separate release dated August 2, 2013, the Company announced that it has signed a definitive agreement to acquire Premier Nutrition Corporation, an active nutrition company offering food and beverage products under the Premier Protein and Joint Juice brands. The acquisition is expected to be completed by September 2013, subject to regulatory approval and other customary closing conditions.
Third Quarter 2013 Highlights:

•	Net sales of $257.3 million, up $15.4 million from prior year, including $10.7 million from acquisitions

•	Post Foods U.S. dollar market share increases to 10.6% for the thirteen weeks ended June 29, 2013, according to Nielsen

•	Adjusted EBITDA of $56.0 million
Consolidated Operating Results
Net sales increased $15.4 million for the quarter ended June 30, 2013 as compared to the prior year. Net sales from current year acquisitions contributed $10.7 million in the quarter. Excluding acquisitions, Post Foods net sales increased $4.7 million, or 1.9%, with higher volumes partially offset by lower average net selling prices. For the nine months ended June 30, 2013, net sales were $742.4 million, up $30.7 million including $13.5 million from current year acquisitions. Excluding acquisitions, Post Foods net sales improved $17.2 million, or 2.4%, over the prior year on higher volumes and a decrease in average net selling prices. Fiscal 2013 volume improvements have been driven by growth in our Great Grains, Grape Nuts and Good Morenings brands. Additionally, the Company has had meaningful growth in revenue from recent private label offerings and co-manufacturing agreements.
Gross profit declined $5.6 million to $104.2 million for the third quarter versus prior year. Gross profit was negatively impacted by $4.8 million of accelerated depreciation charges resulting from the planned plant closure in Modesto, CA announced in second quarter offset by $2.5 million of incremental gross profit from acquired businesses. Excluding these two items, gross profit for the third quarter declined $3.3 million to $106.5 million, or a gross margin of 43.2%, down 220 basis points compared to prior year. This decline was predominately the result of a mix shift to lower margin product and higher trade spending. Gross profit for the nine months ended June 30, 2013 decreased $6.4 million to $312.4 million compared to the nine months ended June 30, 2012. Excluding acquisitions and accelerated depreciation, gross profit for the nine months ended June 30, 2013, was $314.2 million, or a gross margin of 43.1%, a decline of 170 basis points from prior year. The decline resulted from a combination of product mix, higher trade spending, including higher slotting fees for new product introductions, and higher total commodity costs in the current year.
Selling, general and administrative (SG&A) expenses increased $7.9 million to $73.0 million for the third quarter versus prior year. SG&A, excluding $1.9 million in SG&A related to acquired businesses, increased 190 basis points to 28.8% of net sales. The increase in SG&A costs was the result of incremental holding company costs and increased advertising and promotion compared to prior year. For the nine months ended June 30, 2013, SG&A increased $12.4 million to $215.2 million. The increase was driven primarily by incremental holding company costs and $2.9 million from acquired businesses, partially offset by decreased advertising and promotion spending.
Including a $1.7 million contribution from acquisitions for both the quarter and nine months ended June 30, 2013, Adjusted EBITDA was $56.0 million and $61.4 million for third quarter 2013 and 2012, respectively, and was $159.5 million and $161.1 million for the nine months ended June 30, 2013 and 2012, respectively.

Interest expense was $19.2 million for the quarter ended June 30, 2013, compared to $16.1 million for the quarter ended June 30, 2012. The increase is driven primarily by the $250.0 million increase in outstanding debt through the issuance of senior notes in October 2012.
Income tax expense was $1.6 million, which represents an effective income tax rate of 32.0% for the third quarter, compared to an effective income tax rate of 37.8% for the same period a year ago. For the nine months ended June 30, 2013, income tax expense was $7.3 million, an effective income tax rate of 31.2%, compared to an expense of $24.3 million, and an effective income tax rate of 38.3%, for the nine months ended June 30, 2012. The decrease in the current quarter effective income tax rate versus the same time period a year ago was primarily the result of the impact of an uncertain tax position taken on the Company's 2012 short-period tax return. The decrease in the year to date effective income tax rate compared to the year ago period was primarily the result of the aforementioned uncertain tax position and the effect of certain non-deductible transaction costs incurred the prior year.
Net earnings available to common stockholders were $1.1 million, or $0.03 per diluted common share, for the third quarter. For the nine months ended June 30, 2013, net earnings available to common stockholders were $13.0 million, or $0.40 per diluted common share. Adjusted net earnings available to common stockholders and adjusted diluted earnings per common share for the quarter were $9.5 million and $0.29, respectively. Adjusted net earnings available to common stockholders and adjusted diluted earnings per common share for the nine months ended June 30, 2013 were $25.8 million and $0.78, respectively.
According to Nielsen, U.S. ready to eat cereal category dollars were down 2.6% for the 13 weeks ended June 29, 2013, compared to prior year, and category pounds declined 2.0%. Category pounds for the quarter were not down as significantly as consumption dollars due to slight declines in everyday non-promoted selling prices.
Post Foods U.S. dollar market share was 10.6% for the thirteen weeks ended June 29, 2013, up 0.3 share points versus a year ago. Compared to the second quarter, Post Foods' U.S. dollar market share grew 0.2 share points. Post Foods' U.S. pounds share was 10.9%, up 0.6 compared to the prior year.
Modesto Plant Closure Update
As announced in April, Post management has decided to close its manufacturing facility in Modesto, California. The transfer of production capabilities and closure of the plant is expected to be complete by September 2014. Upon completion of the transfer and start-up of production to other facilities, which is estimated to require capital expenditures of approximately $29.8 million, Post expects to achieve net pretax annual cash manufacturing cost savings of approximately $14.0 million. Approximately 20% of the savings are expected to be achieved in fiscal 2014, and the remainder of the savings are expected to be fully phased-in by fiscal 2015. During the quarter and nine months ended June 30, 2013, Post incurred an incremental $4.8 million of accelerated depreciation expense recorded in cost of sales and $3.0 million related to employee termination benefits including a pension curtailment of $1.7 million. Post anticipates recognizing additional accelerated depreciation expense of $13.3 million through the completion of the project in September 2014 and an additional $2.1 million of employee termination benefits, of which an estimated $4.8 million of depreciation and $0.7 million of employee termination benefit costs are expected to be recognized in the fourth quarter of fiscal 2013.
Information Technology Conversion
From the date of Post's separation from Ralcorp, the majority of Post's information technology services continued to be provided by Ralcorp under the terms of a transition services agreement. In July 2013, Post successfully completed the migration from Ralcorp’s systems onto its own systems; however, Post may continue to leverage Ralcorp for certain support activities for a limited time.
Outlook
Including the partial year expected results of acquisitions completed through the third quarter, Post management expects fiscal 2013 Adjusted EBITDA to be between $214 million and $220 million.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, non-cash stock based compensation, nonrecurring cash compensation for retention/severance, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, accounts receivable servicing fees, costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company for the entirety of the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance and liquidity because (i) it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company's capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company's ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company's financing documents. Adjusted net earnings available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, nonrecurring cash compensation for retention/severance, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entirety of all periods reported. The Company believes Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are useful to investors in evaluating the Company's operating performance because they exclude items that could affect the comparability of our financial results and could potentially distort the trends in business performance. In addition, for the historical periods presented, they provide investors with insight into the Company's performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp. The calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call to Discuss Earnings Results, Guidance and Acquisition
The Company will host a conference call on Thursday, August 8, 2013 at 4:30 p.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the third quarter of 2013, fiscal 2013 guidance and the acquisition of Premier Nutrition Corporation. The call will be broadcast over the Internet and can be accessed by visiting the investor relations section of the Company's website at www.postfoods.com. Participants may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number for all participants is 24090132.
For those unable to participate during the live call and webcast, a replay will be available on the Company's website until August 22, 2013.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements including the timing of completion of the acquisition of Premier Nutrition Corporation, our Adjusted EBITDA guidance for fiscal 2013, our estimated capital expenditures, employee termination benefits and accelerated depreciation related to the Modesto closure, our expected net pretax annual cash manufacturing cost savings related to the closure, and the timing of the cost savings. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; our ability to effectively migrate to our own information technology systems; changes in our cost structure, management, financing and business operations; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; labor strikes or work stoppages by our employees; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; consolidation among the consumer goods, retail grocery and foodservice industries; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to recognize the expected benefits of the closing of our Modesto, California manufacturing facility; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; labor strikes or work stoppages by our employees; legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC and Attune Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company's founding in 1895. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Our products are manufactured at five facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; Niagara Falls, Ontario; and Eugene, Oregon. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. With recent acquisitions, Post's portfolio of brands now also includes Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company™. Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012

Net Sales	$257.3	$241.9	$742.4	$711.7
Cost of goods sold	153.1	132.1	430.0	392.9
Gross Profit	104.2	109.8	312.4	318.8

Selling, general and administrative expenses	73.0	65.1	215.2	202.8
Amortization of intangible assets	3.5	3.1	9.9	9.4
Restructuring expense	3.0	—	3.0	—
Other operating expenses, net	0.5	0.1	0.9	0.6
Operating Profit	24.2	41.5	83.4	106.0

Interest expense	19.2	16.1	60.0	44.2
Other income	—	—	—	(1.6)
Earnings before Income Taxes	5.0	25.4	23.4	63.4
Income tax provision	1.6	9.6	7.3	24.3
Net Earnings	3.4	15.8	16.1	39.1
Preferred stock dividends	(2.3)	—	(3.1)	—
Net Earnings Available to Common Stockholders	$1.1	$15.8	$13.0	$39.1

Earnings per Common Share:
Basic	$0.03	$0.46	$0.40	$1.14
Diluted	$0.03	$0.46	$0.40	$1.13

Weighted-Average Common Shares Outstanding:
Basic	32.7	34.3	32.6	34.3
Diluted	33.2	34.5	32.9	34.5

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2013	September 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$243.6	$58.2
Receivables, net	72.8	56.5
Inventories	99.8	78.6
Prepaid expenses and other current assets	14.9	16.4
Total Current Assets	431.1	209.7

Property, net	390.2	405.1
Goodwill	1,441.3	1,366.6
Other intangible assets, net	793.4	736.0
Other assets	25.2	14.9
Total Assets	$3,081.2	$2,732.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$—	$15.3
Accounts payable	45.9	50.0
Other current liabilities	72.4	61.1
Total Current Liabilities	118.3	126.4

Long-term debt	1,039.2	930.3
Deferred income taxes	303.5	314.9
Other liabilities	135.7	129.2
Total Liabilities	1,596.7	1,500.8

Stockholders' Equity
Preferred stock	—	—
Common stock	0.3	0.3
Additional paid-in capital	1,514.6	1,272.6
Retained earnings	50.7	36.6
Accumulated other comprehensive loss	(27.7)	(24.6)
Treasury stock, at cost	(53.4)	(53.4)
Total Stockholders' Equity	1,484.5	1,231.5
Total Liabilities and Stockholders' Equity	$3,081.2	$2,732.3

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Nine months ended June 30,
	2013	2012
Cash provided by (used in):
Operating activities	$66.2	$105.3
Investing activities	(187.0)	(22.3)
Financing activities	306.8	(1.5)
Effect of exchange rates on cash and cash equivalents	(0.6)	0.3
Net increase in cash and cash equivalents	$185.4	$81.8

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Net Earnings	$3.4	$15.8	$16.1	$39.1
Income tax expense	1.6	9.6	7.3	24.3
Interest expense, net	19.2	16.1	60.0	44.2
Depreciation and amortization	21.8	16.0	54.2	46.9
Restructuring and plant closure costs	3.0	—	3.0	—
Spin-Off costs/post Spin-Off non-recurring costs	2.4	2.4	7.6	10.4
Non-cash stock-based compensation	2.5	1.0	7.9	2.2
Mark to market adjustments on economic hedges	0.5	—	1.3	0.6
Acquisition related transaction costs	0.7	—	0.7	—
Inventory revaluation adjustment on acquired business	0.9	—	1.4	—
Nonrecurring cash compensation/retention	—	0.5	—	0.9
Other nonoperating income, net	—	—	—	(1.6)
Accounts receivable servicing fees	—	—	—	(0.8)
Public company costs (1)	—	—	—	(5.1)
Adjusted EBITDA	$56.0	$61.4	$159.5	$161.1
Adjusted EBITDA as a percentage of Net Sales	21.8%	25.4%	21.5%	22.6%
_________

(1)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the entire nine months ended June 30, 2012. These costs were not actually incurred during the nine months ended June 30, 2012. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Net Earnings Available to Common Stockholders	$1.1	$15.8	$13.0	$39.1

Adjustments:
Spin-Off costs/post Spin-Off non-recurring costs	2.4	2.4	7.6	10.4
Mark to market adjustments on economic hedges	0.5	—	1.3	0.6
Restructuring and plant closure costs, including accelerated depreciation	7.8	—	7.8	—
Acquisition related transaction costs	0.7	—	0.7	—
Inventory revaluation adjustment on acquired business	0.9	—	1.4	—
Nonrecurring cash compensation/retention	—	0.5	—	0.9
Other nonoperating income, net	—	—	—	(1.6)
Accounts receivable servicing fees	—	—	—	(0.8)
Incremental interest expense (1)	—	—	—	(4.3)
Public company costs (2)	—	—	—	(5.1)
Total Net Adjustments	12.3	2.9	18.8	0.1
Income tax effect on adjustments	(3.9)	(1.1)	(6.0)	(0.3)
Incremental tax expense for transaction costs	—	—	—	1.8
Adjusted Net Earnings Available to Common Stockholders	$9.5	$17.6	$25.8	$40.7

Weighted-Average Shares Outstanding - Diluted	33.2	34.5	32.9	34.5

Adjusted Diluted Earnings per Common Share	$0.29	$0.51	$0.78	$1.18
_________

(1)
Represents Post management's estimate of incremental interest expense Post would have incurred if the debt incurred on February 3, 2012 to effect the spin-off from Ralcorp had been outstanding for all of fiscal 2012. These costs were not actually incurred during the nine months ended June 30, 2012. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.

(2)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the nine months ended June 30, 2012. These costs were not actually incurred during the nine months ended June 30, 2012. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.